Exhibit 99.1

Wiless Controls Eliminates Long-Term Debt as Part of
Reverse Merger with Crio

May 19, 2014 – Wiless Controls Inc. (OTCQB:WILS)(the "Company") is pleased to announce that it has converted approximately $900,000 of long-term debt of the Company.  The conversion was done at $0.30+ per share, indicating the confidence of the debtors with the new direction of Wiless Controls through its May 19, 2014 announcement of a reverse merger with Crio, Inc. (http://www.criobru.com/) of Lindon, UT.

Additionally, the Company is pleased to report that it previously made a $135,000 payment to investment firm Asher Enterprises, Inc., in full payment of convertible debt.

As a result of these actions, Wiless Controls becomes completely debt free, other than negligible accounts payable, which will be assumed by Wiless Controls as it is spun-off into a separate entity as part of the reverse merger.

"We could not ask for a better scenario than a clean slate to bring Crio public," commented Nick Hanson, Chairman and Co-Chief Executive Officer of Crio, Inc.  "Debtors agreeing for a conversion at an implied market capitalization in excess of $45 million gives us headroom for growth and demonstrates the extreme confidence that they have in our management and business model as we roll-out our portfolio of CrioBru products in leading retail locations nationwide."

About Crio Inc.
Crio Inc. was built around a revolutionary new product created by Dr. Eric Durtschi – brewed cocoa – globally recognized as a healthy alternative to coffee. Crio is the first company to introduce brewed cocoa to traditional retail channels – grocery stores, coffee shops, online stores – and has established wholesale and distributor relationships worldwide. Crio looks to capitalize on the untapped market of brewed cocoa and its other products, as the first alternative to coffee and tea in the $62 Billion U.S. market.

Mission Statement
Crio Inc., a Utah corporation incorporated on October 12, 2010, was formed to exploit innovations to the cocoa brewing process developed by its founders and to create and develop a market for a healthy alternative beverage to coffee and tea.

Contact:

Eric Durtschi	Nick Hanson	Justin Ely
President & Founder	Co-CEO and Chairman	Co-CEO
eric@criobru.com	nick@criobru.com	justin@criobru.com
1.800.844.4010	1.800.844.4010	1.800.844.4010

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, Wiless Controls Inc. and Crio Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and the companies undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.